Exhibit 99.1

    MUELLER INDUSTRIES, INC. REPORTS FOURTH QUARTER AND FISCAL 2006 EARNINGS

    MEMPHIS, Tenn., Feb. 6 /PRNewswire-FirstCall/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's income from continuing operations for fiscal 2006 was $148.9 million, or $4.00 per diluted share, which compares with $89.2 million, or $2.40 per diluted share, for 2005. Net sales for 2006 were $2.51 billion compared with $1.73 billion in 2005. The increase in net sales is primarily due to the increased cost of copper, the Company's principal raw material, which is generally passed through to customers by changes in selling prices.

    For the fourth quarter of 2006, the Company's net income was $5.2 million, or 14 cents per diluted share, on net sales of $544.2 million. This compares with net income of $35.8 million, or 97 cents per diluted share, on net sales of $483.6 million for the quarter ended December 31, 2005. The fourth quarter of 2006 includes a pre-tax charge of approximately $14.2 million (or 26 cents per diluted share after tax) to write-down inventories to the lower-of-cost-or-market that resulted from falling copper prices. Additionally, the fourth quarter results were adversely impacted by lower unit volumes due to the much anticipated "correction" in the residential construction market.

    Financial and Operating Highlights
    Mr. Karp said:

    * "The COMEX average price of copper was $3.19 per pound in the fourth quarter of 2006 and closed the year at $2.85 per pound. During 2006, copper had reached the price of $4.08 per pound, which is a historic high.

    * "Our current ratio remains strong at 3.0 to 1 and our working capital is $520.7 million, of which $200.5 million is cash on hand.

    * "Cash provided by operating activities was $64.5 million in 2006 compared with $106.1 million during 2005. Additional investments in accounts receivable and inventories were required because of higher raw material costs.

    * "For the full year, our Plumbing & Refrigeration segment posted operating earnings of $197.4 million on net sales of $1.72 billion which compares with operating earnings of $125.5 million on net sales of $1.28 billion in 2005. During the fourth quarter of 2006, market conditions for our core product lines remained challenging; unit volumes, particularly copper tube, were down substantially compared with the fourth quarter of 2005. Operating margins were curtailed during the fourth quarter due to weakness in demand, price reductions, and higher unit costs on lower production volume.

    * "Our OEM segment posted operating earnings of $44.8 million during the year on net sales of $835.3 million, which compares with operating earnings of $27.0 million on net sales of $460.3 million for 2005. Included in the OEM segment is our Chinese joint venture which reported total operating income of $6.4 million for 2006.

    * "Of the $14.2 million inventory write-down, $11.2 million occurred in Europe where FIFO inventory accounting is employed. In the U.S., LIFO inventory accounting is primarily used for the cost of the copper component in inventory, which moderates swings in inventory valuations.

    * "Capital expenditures during 2006 totaled $41.2 million of which $17.9 million relates to our Chinese joint venture."

    Business Outlook for 2007

    Regarding the outlook for 2007, Mr. Karp said, "After more than five years of vigorous growth, the housing industry is experiencing the widely predicted 'correction.' The 'correction' is underway but may have already bottomed-out.

    "We note that the inventory of unsold new homes is declining, while building permits, the key indicator of future business, increased at the end of 2006. Also, mortgage rates are near historical lows and demographic factors are positive for the housing market.

    "We expect the commercial and retail sectors of Mueller's business will perform well during the year."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes, office buildings, factories, hotels, hospitals, etc.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                         For the Quarter Ended            For the Year Ended
                                     ----------------------------    ----------------------------
                                       Dec. 30,        Dec. 31,        Dec. 30,        Dec. 31,
                                         2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------
                                              (Unaudited)                     (Unaudited)
Net sales                            $    544,212    $    483,624    $  2,510,912    $  1,729,923
Cost of goods sold                        486,383         389,874       2,109,436       1,430,075

Gross profit                               57,829          93,750         401,476         299,848

Depreciation and amortization              10,586          10,125          41,619          40,696
Selling, general, and
 administrative expense                    31,537          34,606         140,972         127,394

Operating income                           15,706          49,019         218,885         131,758

Interest expense                           (5,316)         (4,820)        (20,477)        (19,550)
Other income, net                           1,773           1,809           5,171          11,997

Income from continuing operations
 before income taxes                       12,163          46,008         203,579         124,205

Income tax expense                         (6,988)        (10,197)        (54,710)        (34,987)

Income from continuing operations           5,175          35,811         148,869          89,218

Gain from discontinued operations,
 net of income taxes                            -               -               -           3,324

Net income                           $      5,175    $     35,811    $    148,869    $     92,542

Earnings per share:
     Basic earnings per share:
       Weighted average shares
        outstanding                        37,016          36,634          36,893          36,590

       From continuing operations    $       0.14    $       0.98    $       4.04    $       2.44
       From discontinued
        operations                              -               -               -            0.09

       Basic earnings per share      $       0.14    $       0.98    $       4.04    $       2.53

     Diluted earnings per share:

       Weighted average shares
        outstanding plus
        assumed conversions                37,236          37,080          37,246          37,103

       From continuing operations    $       0.14    $       0.97    $       4.00    $       2.40
       From discontinued
         operations                             -               -               -            0.09

       Diluted earnings per share    $       0.14    $       0.97    $       4.00    $       2.49

Summary Segment Data:
Net sales:
  Plumbing & Refrigeration segment   $    352,253    $    362,849    $  1,716,613    $  1,281,688
  OEM segment                             206,867         123,693         835,339         460,301
  Elimination of intersegment
   sales                                  (14,908)         (2,918)        (41,040)        (12,066)

Net sales                            $    544,212    $    483,624    $  2,510,912    $  1,729,923

Operating income:
  Plumbing & Refrigeration segment   $     18,018    $     46,770    $    197,402    $    125,502
  OEM segment                               2,438           7,445          44,764          26,985
  Unallocated expenses                     (4,750)         (5,196)        (23,281)        (20,729)

Operating income                     $     15,706    $     49,019    $    218,885    $    131,758

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                            December 30,    December 31,
                                                2006            2005
                                            ------------    ------------
                                                    (Unaudited)
ASSETS
Cash and cash equivalents                   $    200,471    $    129,685
Accounts receivable, net                         281,679         260,685
Inventories                                      258,647         196,987
Other current assets                              35,397          36,919
    Total current assets                         776,194         624,276

Property, plant, and equipment, net              315,064         307,046
Other assets                                     177,649         185,606

                                            $  1,268,907    $  1,116,928

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt           $     35,998    $      4,120
Accounts payable                                  96,095         124,216
Other current liabilities                        123,426         135,346
    Total current liabilities                    255,519         263,682

Long-term debt                                   308,154         312,070
Pension and postretirement liabilities            36,599          35,236
Environmental reserves                             8,907           9,073
Deferred income taxes                             46,408          63,944
Other noncurrent liabilities                       2,206           3,078

    Total liabilities                            657,793         687,083

Minority interest in subsidiaries                 22,300           6,937

Stockholders' equity                             588,814         422,908

                                            $  1,268,907    $  1,116,928

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                 For the Year Ended
                                            ----------------------------
                                            December 30,    December 31,
                                                2006            2005
                                            ------------    ------------
                                                    (Unaudited)
Operating activities:
Net income from continuing operations       $    148,869    $     89,218
Reconciliation of net income from
 continuing operations to net cash
 provided by operating activities:
    Depreciation and amortization                 41,855          40,858
    Deferred income taxes                        (19,339)         (9,556)
    Share-based compensation expense               2,789               -
    Loss (gain) on disposal of properties          2,620          (3,665)
    Minority interest in subsidiaries              2,610               9
    Gain on sale of equity investment             (1,876)              -
    Provision for doubtful accounts                1,109           1,911
    Income tax benefit from exercise
     of stock options                             (1,065)            991
    Equity in income of unconsolidated
     subsidiary                                     (964)         (4,480)
    Gain on early retirement of debt                 (97)              -
    Changes in assets and liabilities,
     net of business acquired:
       Receivables                               (15,459)        (64,905)
       Inventories                               (56,786)         (5,979)
       Other assets                                1,449           1,764
       Current liabilities                       (41,357)         66,435
       Other liabilities                          (2,578)         (5,894)
       Other, net                                  2,759            (590)

Net cash provided by operating activities         64,539         106,117

Investing activities:
Capital expenditures                             (41,206)        (18,449)
Proceeds from sales of properties and
 equity investment                                23,528          10,112
Business acquired, net of cash received            3,632          (6,937)

Net cash used in investing activities            (14,046)        (15,274)

Financing activities:
Issuance of long-term debt                        28,759               -
Dividends paid                                   (14,775)        (14,647)
Proceeds from stock options exercised              7,701           4,819
Repayments of long-term debt                      (2,059)         (1,090)
Acquisition of treasury stock                     (1,092)           (551)
Income tax benefit from exercise of
 stock options                                     1,065               -

Net cash provided by (used in)
 financing activities                             19,599         (11,469)

Effect of exchange rate changes on cash              694            (462)
Net cash provided by operating activities
 of discontinued operations                            -           3,324

Increase in cash and cash equivalents             70,786          82,236
Cash and cash equivalents at the
 beginning of the period                         129,685          47,449

Cash and cash equivalents at the end
 of the period                              $    200,471    $    129,685

SOURCE  Mueller Industries, Inc.
    -0-                             02/06/2007
    /CONTACT:  Kent A. McKee, +1-901-753-3208/
    (MLI)